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                                                                    EXHIBIT 2.2.

                                                                  EXECUTION COPY

                             STANDSTILL AGREEMENT

          AGREEMENT entered into as of December 5, 2001 between Siemens Aktiengesellschaft, a German corporation (the "Trustor"), and First Union Trust Company, National Association with registered offices in Wilmington, Delaware (the "Trustee") of the Trust, formed pursuant to the Trust Agreement (as defined below) under the laws of the State of Delaware (the "Trust").

                                   ARTICLE 1
                                  DEFINITIONS

          SECTION 1.01.    Definitions.

            The following terms, as used herein, have the following meanings:

          "Affiliate" means any person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified as defined in the Securities Act of 1933.

          "Capital Stock" means the stated capital divided into common shares of Infineon carrying the right to vote ("stimmberechtiges Grundkapital").

          "Control" (including, "control", "controlled by", "controlling", "under common control") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract, or otherwise.

          "Infineon" means Infineon Technologies AG.

          "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity, organization, enterprise or government (including its departments or agencies).

          "Restricted Securities" means any (1) Capital Stock and any other securities or rights convertible into or exchangeable or exercisable for such Capital Stock and (2) any other voting securities of Infineon or securities or rights convertible into or exchangeable or exercisable for voting securities of Infineon held by a Person other than the Trustor and/or its Affiliates as of the date first above written.

          "Trust Agreement" means the Irrevocable Trust Agreement by and among Trustor and Trustee, entered into as of December 5, 2001.

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                                   ARTICLE 2
                      COVENANTS OF TRUSTOR AND THE TRUST

          SECTION 2.01. Acquisition of Restricted Securities. During the term of this Agreement, the Trustor agrees that it will not and it will not permit its Affiliates to - whether directly or indirectly - (i) purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire ownership of any Restricted Securities or (ii) procure for itself in any other way, any third party's voting rights from Capital Stock; (except in either case as may result from a dividend of such shares on securities which dividend is distributed to Trustor or its Affiliates pro rata with other holders of such securities).

                                   ARTICLE 3
                                  TERMINATION

          SECTION 3.01. Termination. This Agreement shall terminate upon the occurrence of termination of the Trust Agreement.

                                   ARTICLE 4
                                 MISCELLANEOUS

          SECTION 4.01. Notices. All notices, requests and other communications to either the Trustor or Trustee shall be made in writing (including telecopy or similar writing) and shall be given,

          if to Trustor, to:

               Siemens Aktiengesellschaft
               Wittelsbacherplatz 2
               D-80333 Munchen
               Germany
               Attn: Chief Treasurer and Corporate Legal Department Fax Number: 0049-89-636-33366 / 0049-89-636-36306

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          if to the Trustee, to:

               First Union Trust Company,
               National Association
               One Rodney Square
               920 King Street, Suite 102
               Wilmington, DE  19801
               U.S.A.
               Attn: Corporate Trust Office
               Fax Number: 1-302-888-7544

or such other address or telecopier number as such person may hereafter specify for the purpose by notice to the other person hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this section 4.01.

          SECTION 4.02. Amendments; No Waivers. Any provision of this Agreement may be amended or waived by Trustor and Trustee only in writing, provided, however, that any amendment or waiver of Section 2.01 and 3.01 requires the mutual written consent of the Trustor, Infineon and the Trustee.

          No failure or delay by the Trustor or Trustee in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 4.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as of the date first above written.

          SECTION 4.04. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany without giving effect to its principles or rules of conflicts of laws.

          SECTION 4.05. Arbitration. All disputes, controversies or differences arising out of or in connection with this Agreement including any question regarding its existence, validity or termination (hereinafter referred to as "disputes") shall be settled by an amicable effort on the part of the Trustor, Trustee and/or Infineon as the case may be (for purposes of this Section 4.05 each a "Party" and collectively the "Parties"). An attempt to arrive at a
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settlement shall be deemed to have failed as soon as one of the Parties notifies the other Party or Parties in writing. If such an attempt has failed, all disputes (other than claims under the federal securities laws of the United

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States) shall be finally settled pursuant to the rules of arbitration of the ICC by three arbitrators in accordance with said rules. Each opposing Party shall nominate one arbitrator to be confirmed by the International Court of Arbitration under the applicable rules. Both arbitrators should agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time limit to reach agreement on the third arbitrator, he shall be appointed by the International Court of Arbitration. Where there are multiple parties, whether as claimant or as respondent, the arbitral tribunal shall be constituted in accordance with Article 10 of the ICC rules. The site of arbitration shall be Frankfurt am Main, Germany. Unless the Parties otherwise agree, the procedural law of this place shall apply where the rules are silent. The language to be used in the arbitration procedure shall be English. The arbitration court should also decide on the liability of costs including the reimbursement of reasonable attorney fees.

          SECTION 4.06. Final Provisions. If a provision of this Agreement should be without effect in whole or in part, the validity of the remaining provisions of this Agreement shall remain unaffected thereby. The Trustor and Trustee shall promptly agree upon a valid and legally enforceable provision that comes as close as possible to the economic meaning and purpose of the (partly or in whole) ineffective or unenforceable provision in order to replace such provision.


                              TRUSTOR
                              Siemens Aktiengesellschaft



                              By____________________________________
                              Name:  Heinz-Joachim Neuburger
                              Title: Chief Financial Officer

                              By____________________________________
                              Name:  Charles Herlinger
                              Title: Corporate Controller

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                              TRUSTEE
                              First Union Trust Company, National Association



                              By____________________________________
                              Name:  Edward L. Truitt, Jr.
                              Title: Vice President

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